_____________________

Exhibit 7.1

Ratio of Earnings to Fixed Charges
(in millions of euros, except ratios)

(US GAAP)	2006	2005	2004	2003	2002
Fixed Charges:
Interest expense, including amortization of premiums, discounts, capitalized expenses related to indebtedness, plus capitalized interest	191	269	243	192	141
Reasonable approximation of the interest factor within rental expense (1)	8	8	8	22	21
Total Fixed Charges	199	277	251	214	162
Earnings:
Pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees (2)	(59)	(393)	(632)	(537)	103
Fixed charges	199	277	251	214	162
Amortization of capitalized interest	7	7	7	7	7
Distributed income of equity investees	-	-	-	2	3
Capitalized interest	(1)	(2)	(2)	(3)	(7)
Total Earnings	146	(111)	(376)	(317)	268
Ratio of Earnings to Fixed Charges	0,7	Note (3)	Note (3)	Note (3)	1,7

(1)

Rhodia assumed one-third of rental expense relating to operating leases as the interest portion thereof, as management believes that it represents a reasonable approximation of the interest factor.

(2)

See Note 36 to the Consolidated Financial Statements for a reconciliation of net income between IFRS and US GAAP.

(3)

The ratio coverage was less than 1:1 due to Rhodia’s loss for 2005, 2004 and 2003. To achieve a coverage ratio of 1:1, Rhodia must generate additional earnings of €388 million, €637 million, €531 million, respectively.

Ratio of Earnings to Fixed Charges
(in millions of euros, except ratios)

(IFRS Standards)	2006	2005	2004
Fixed Charges:
Interest expense, including amortization of premiums, discounts, capitalized expenses related to indebtedness, plus capitalized interest	205	286	256
Reasonable approximation of the interest factor within rental expense (1)	8	8	8
Total Fixed Charges	213	294	264
Earnings:
Pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees (2)	54	(366)	(395)
Fixed charges	213	294	264
Amortization of capitalized interest	7	7	7
Distributed income of equity investees	-	-	-
Capitalized interest	(1)	(2)	(2)
Total Earnings	273	(67)	(126)
Ratio of Earnings to Fixed Charges	1.3	Note (3)	Note (3)

(1)

Rhodia assumed one-third of rental expense relating to operating leases as the interest portion thereof, as management believes that it represents a reasonable approximation of the interest factor.

(2)

See Note 36  to the Consolidated Financial Statements for a reconciliation of net income between IFRS and US GAAP.

(3)

The ratio coverage was less than 1:1 due to Rhodia’s loss for 2005 and 2004. To achieve a coverage ratio of 1:1, Rhodia must generate additional earnings of €361 million and €390 million, respectively.